Exhibit 3.2
AMENDMENT TO ARTICLE VI, SECTION 1 OF THE BYLAWS OF
DORAL FINANCIAL CORPORATION
     Article VI, Section 1 of the Bylaws of Doral Financial Corporation was amended to read in its entirety as follows:
“Section 1. Certificates for Shares. Except as provided in the immediately succeeding paragraph, every holder of shares of the Corporation shall be entitled to have a certificate representing all shares to which he is entitled. The certificates shall be signed by the Chief Executive Officer, the President or any Vice President and the Secretary or an Assistant Secretary. Such signatures may be facsimiles if the certificate is manually signed on behalf of a transfer agent or registrar other than the Corporation itself or an employee of the Corporation. In case any officer who signed, or whose facsimile signature has been placed upon, such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issuance. No certificate shall be issued for any share until the share is fully paid. The person in whose name any shares shall stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes. All certificates surrendered to the Corporation for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except as otherwise provided in the Certificate of Incorporation and except that in case of a lost, destroyed, or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe.
The Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated securities. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by uncertificated shares, shall be entitled upon request, to a certificate in the form set forth in the preceding paragraph of this Section.”